Exhibit (3)(b)

As Amended Through March 6, 2004

WEST PHARMACEUTICAL SERVICES, INC.

BYLAWS

ARTICLE I

SHAREHOLDERS

Section 1. Meetings.

    (a)        Annual Meeting. The annual meeting of the shareholders for the election of directors and for other business shall be held at such time as may be fixed by the board of directors, on the first Thursday of May in each year (or, if such is a legal holiday, on the next following day,) or on such other day as may be fixed by the board of directors.

    (b)        Special Meetings. Special Meetings of the shareholders may be called at any time by the Chairman of the Board, the President, or a majority of the board of directors. Such special meetings of the shareholders shall be held at such places, within or without the Commonwealth of Pennsylvania, as shall be specified in the notices thereof. Only business within the purpose or purposes described in the notice thereof required by these bylaws may be conducted at a special meeting of the shareholders. No shareholder shall have the power to require that a meeting of the shareholders be held or that any matter be voted on by the shareholders at any special meeting, except as required by law.

    (c)        Place. Meetings of the shareholders shall be held at such place as may be fixed by the board of directors.

Section 2. Notice.

    (a)        Valid Notice. Written notice of the time and place of all meetings of shareholders and of the purpose of each special meeting of shareholders shall be given to each shareholder entitled to vote thereat at least five days before the date of the meeting, unless a greater period of notice is required by law in a particular case. If such notice is mailed, it shall be deemed to have been delivered to a shareholder on the third day after it is deposited in the United States mail, postage prepaid, addressed to the shareholder at his or her address as it appears on the record of shareholders of the Company, or, if he or she shall have filed with the Secretary of the Company a written request that notices to him or her be mailed to some other address, then directed to him or her at such other address. Such further notice shall be given as may be required by law or otherwise by these bylaws.

    (b)        Waivers of Notice. No notice of any meeting of shareholders need be given to any shareholder who submits a signed waiver of notice, whether before or after the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the shareholders need be specified in a written waiver of notice. The attendance of any shareholder at a meeting of shareholders shall constitute a waiver of notice of such meeting, except when the shareholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 3. Voting.

    (a)        Votes. Except as otherwise provided herein, or in the Articles of Incorporation, or by applicable law, every shareholder shall have the right at every shareholders’ meeting to one vote for every share standing in his name on the books of the Company which is entitled to vote at such meeting. Every shareholder may vote either in person or by proxy. No shareholder shall be entitled to participate in any meeting of shareholders by means of conference telephone or similar communications equipment unless the board of directors shall have provided by resolution for such participation.

    (b)        Proxies. Any shareholder entitled to vote at any meeting of the shareholders or to express consent to or dissent from corporate action in writing without a meeting may vote in person or may authorize another person or persons to vote at any such meeting and express such consent or dissent for him or her by proxy executed in writing by the shareholder. A shareholder may authorize a valid proxy by executing a written instrument signed by such shareholder, or by causing his or her signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature or photographic, photostatic, or similar reproduction or by transmitting or authorizing the transmission of a telegram or any other means of electronic communication that results in a writing to the person designated as the holder of the proxy, a proxy solicitation firm or a like authorized agent. No such proxy shall be voted or acted upon after the expiration of three years from the date of such proxy unless such proxy provides for a longer period. A shareholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the Secretary of the Company. Proxies by telegram or other electronic communication must either set forth or be submitted with information from which it can be determined that the telegram or other electronic communication was authorized by the shareholder. Any copy, facsimile telecommunication or other reliable reproduction of a writing or transmission created pursuant to this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

Section 4. Quorum and Required Vote. Except as otherwise provided herein, or in the Articles of Incorporation, or by applicable law, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of stock of the Company entitled to vote at a meeting shall constitute a quorum. If a quorum is not present no business shall be transacted except to adjourn to a future time. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the shareholders. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Section 5. Nomination of Directors.

    (a)        Director Nominations. Nominations for election of directors at a meeting of shareholders may be made by the board of director.

    (b)        Shareholder Recommendations. Recommendations for nomination for election of directors at a meeting of shareholders may be made by any shareholder entitled to vote for election of directors at such meeting, provided, that such recommendation for nomination made by such a shareholder shall be made by written notice (the “Recommendation Notice”) of the shareholder’s desire to have a director nominated at the meeting given to and received by the Secretary of the Company in the manner and within the time specified in this Section 5. The Recommendation Notice shall be delivered to the Secretary of the Company not less than 90 days prior to the anniversary date of the immediately preceding meeting of shareholders called for the election of directors; provided, however, that in the event less than 21 days’ notice or prior public disclosure of the date of the meeting is given to shareholders or made, the Recommendation Notice shall be delivered to the Secretary of the Company not later than the earlier of (i) the seventh day following the day on which notice of the date of the meeting was first mailed to shareholders or such public disclosure was made, whichever occurs first, or (ii) the fourth day prior to the meeting. In lieu of delivery to the Secretary, the Recommendation Notice may be mailed to the Secretary by certified mail, return receipt requested, but shall be deemed to have been given only upon actual receipt by the Secretary. If the board of directors of the Company determines that the nominee or nominees contained in a Recommendation Notice should be included as a nominee for election to the board of directors of the Company at a meeting of shareholders called for such purpose, such nominee or nominees shall be included as a director nominee on the Company’s proxy statement related to such meeting of shareholders.

    (c)        Shareholder Nominations. Notwithstanding the foregoing, nominations for election of directors at a meeting of shareholders called for such purpose may be made by any shareholder entitled to vote for the election of directors at such meeting, provided that such shareholder solicits its own proxy from the shareholders of the Company (i.e., the Company shall in no way be obligated to include such nominee or nominees on the Company’s proxy statement related to such meeting of shareholders); provided, however, that such nominations made by such a shareholder shall be made by written notice (the “Nomination Notice”) of the shareholder’s intent to nominate a director at the meeting given to and received by the Secretary of the Company in the manner and within the time specified in this Section 5. The Nomination Notice shall be delivered to the Secretary of the Company not less than 90 days prior to the anniversary date of the immediately preceding meeting of shareholders called for the election of directors; provided, however, that in the event less than 21 days’ notice or prior public disclosure of the date of the meeting is given to shareholders or made, the Nomination Notice shall be delivered to the Secretary of the Company not later than the earlier of (i) the seventh day following the day on which notice of the date of the meeting was first mailed to shareholders or such public disclosure was made, whichever occurs first, or (ii) the fourth day prior to the meeting. In lieu of delivery to the Secretary, the Nomination Notice may be mailed to the Secretary by certified mail, return receipt requested, but shall be deemed to have been given only upon actual receipt by the Secretary.

    (d)        Contents of the Recommendation Notice and the Nomination Notice. Each of the Recommendation Notice and the Nomination Notice shall be in writing and shall contain or be accompanied by:

(1) the name and address, as they appear on the Company’s books, of the shareholder giving the Recommendation Notice or the Nomination Notice, as applicable;

    (2)        a representation of the number and class of the Company’s securities that the shareholder giving the Recommendation Notice or the Nomination Notice, as applicable, owns beneficially and that the shareholder is the holder of record of the Company’s shares and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the Recommendation Notice or the Nomination Notice, as applicable;

    (3)        as to each proposed nominee, (i) his name, age, business address and, if known, residence address, (ii) his principal occupation or employment, (iii) the number and class of the Company’s securities beneficially owned by him, (iv) information necessary to determine if such nominee is an “Independent Director” meeting the requirements of Section 7 of Article II of these bylaws and (v) such other information regarding such nominee as would have been required to be included in a proxy statement filed pursuant to Regulation 14A of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended>, (or pursuant to any successor act or regulation) (the “Exchange Act”), and Rule 14a-11 thereunder, had proxies been solicited with respect to such nominee by the management or board of directors of the Company;

    (4)        a description of all arrangements or understandings among the shareholder giving the Recommendation Notice or the Nomination Notice, as applicable, and each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the recommendation or recommendations or nomination or nominations are to be made by the shareholder; and

(5) the consent of each proposed nominee to serve as a director of the Company if so elected.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of the nominee to serve as a director.

    (e)        Determination of Compliance. If a judge or judges of election shall not have been appointed pursuant to these bylaws, the chairman of the meeting may, if the facts warrant, determine and declare to the meeting that any nomination made at the meeting was not made in accordance with the procedures of this Section 5 and, in such event, the nomination shall be disregarded. Any decision by the chairman of the meeting shall be conclusive and binding upon all shareholders of the Company for any purpose.

    (f)        Exception. The procedures of this Section 5 shall not apply to nominations with respect to which proxies shall have been solicited pursuant to a proxy statement filed pursuant to Regulation 14A of the rules and regulations promulgated by the Securities and Exchange Commission under the Exchange Act.

Section 6. Notice of Business at Annual Meetings.

    (a)        Notice Required. At an annual meeting of shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (1) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (2) otherwise properly brought before the meeting by or at the direction of the board of directors or (3) properly brought before the meeting by a shareholder. For business relating to the election of directors of the Company, to be properly brought before an annual meeting by a shareholder, the procedures in Section 6 of this Article II must be complied with. If such business relates to any other matter, the shareholder must give written notice (the “Business Notice”) of the shareholder’s intent to propose business at the annual meeting to the Secretary of the Company in the manner and within the time specified in this Section 6. The Business Notice shall be delivered to the Secretary of the Company not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that less than 21 days’ notice or prior public disclosure of the date of the meeting is given to shareholders or made, the Business Notice shall be delivered to the Secretary of the Company not later than the earlier of (i) the seventh day following the day on which such notice of the date of the meeting was first mailed to shareholders or such public disclosure was made, whichever occurs first, or (ii) the fourth day prior to the meeting. In lieu of delivering to the Secretary, the Business Notice may be mailed to the Secretary by certified mail, return receipt requested, but shall be deemed to have been given only upon receipt by the Secretary.

    (b)        Content of Notice. The Business Notice shall be in writing and shall contain or be accompanied by the following as to each matter the shareholder proposes to bring before the annual meeting: (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meting, (2) the name and address, as they appear on the Company’s books, of the shareholder giving the Business Notice, (3) the number and class of the Company’s securities beneficially owned by him, and (4) any material interest of the shareholder giving the Business Notice in such business. Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section 6, except that any shareholder proposal which complies with Rule 14a-8 of the proxy rules (or any successor provision) promulgated by the Securities and Exchange Commission under the Exchange Act and is to be included in the Company’s proxy statement for an annual meeting of shareholders shall be deemed to comply with the requirements of this Section 6.

    (c)        Determination of Compliance. If a judge or judges of election shall not have been appointed pursuant to these bylaws, the chairman of the meeting may, if the facts warrant, determine and declare to the meeting that any business brought before the meeting was not done so in accordance with the procedures of this Section 6 and, in such event, the business shall be disregarded. Any decision by the chairman of the meeting shall be conclusive and binding upon all shareholders of the Company for any purpose.

ARTICLE II

DIRECTORS

Section 1. Number and Term. Subject to the provisions of the Articles of Incorporation and of applicable law, the board of directors shall have the authority to (i) determine the number of directors to constitute the board, and (ii) fix the terms of office of the directors and classify each director in respect of the time for which he shall hold office.

Section 2. Powers. The business of the Company shall be managed by the board of directors which shall have all powers conferred by applicable law and these bylaws. The board of directors shall elect, remove or suspend officers, determine their duties and compensations, and require security in such amounts as it may deem proper.

Section 3. Committees. The board of directors shall establish and maintain a Compensation Committee, a Nominating and Governance Committee and an Audit Committee and may establish such other committees as it shall deem appropriate. Each such committee shall consist of one or more directors and shall have such powers and duties as the board of directors shall determine.

Section 4. Meetings.

    (a)        Regular Meetings. Regular meetings shall be held at such times as the board shall designate by resolution. Notice of regular meetings need not be given.

    (b)        Special Meetings. Special meetings of the board may be called at any time by the Chairman of the Board or the President and shall be called by him upon the written request of one-third of the directors. Notice of the time, place and general nature of the business to be transacted at each special meeting shall be given to each director at least 24 hours (in the case of notice by telephone) or two days (in the case of notice by other means) before such meeting.

    (c)        Place. Meetings of the board of directors shall be held at such place as the board may designate or as may be designated in the notice calling the meeting.

    (d)        Participation. One or more directors may participate in a meeting of the board or a committee of the board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

Section 5. Quorum. A majority of all the directors in office shall constitute a quorum for the transaction of business at any meeting and, except as provided in Article VI, the acts of a majority of the directors present at any meeting at which a quorum is present shall be the acts of the board of directors.

Section 6. Vacancies. Vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, shall be filled only by a majority of the directors then in office, though less than a quorum, and each person so elected shall be a director to serve for the balance of the unexpired term and until his successor is duly elected and qualified.

Section 7. Independent Directors.

    (a)        Definition of Independent Director. For purposes of these bylaws, the term “Independent Director” shall mean a director who qualifies as independent in accordance with the independence tests set forth in Section 303A.02 of the New York Stock Exchange’s Listed Company Manual, as amended. Notwithstanding the foregoing, the ownership of equity or debt securities of the Company, or derivatives thereof, shall not by itself disqualify any person from being classified as an Independent Director.

    (b)        Interpretation and Application of This Bylaw. The board of directors shall have the exclusive right and power to interpret and apply provisions of this bylaw, including, without limitation, the definitions of terms used in and guidelines for the application of this bylaw. In the case of any such interpretation or application to a specific person which results in such person being classified as an Independent Director, the board of directors shall have determined that such person is independent of management and free from any relationship that, in the opinion of the board of directors, would interfere with such person’s exercise of independent judgment as a board member. Each director has a duty to disclose all circumstances that may have a bearing on his or her classification as an Independent Director.

    (c)        Duties of Independent Directors. Independent Directors shall have the following special duties and responsibilities:

    (1)        to evaluate, periodically and at least annually, the performance of the chief executive officer of the Company, including, among other things, a determination of the manner in which he or she is fulfilling responsibilities to directors, shareholders, employees, customers and other constituencies.

(2) to assure that the chief executive officer has appropriate leadership succession plans for the Company; and

(3) to review and monitor achievement of the chief executive officer’s long-range strategic plans for the Company.

    (d)        Chairman, Independent Directors. Immediately after adoption of this bylaw, and thereafter at the first board meeting after each annual meeting of shareholders, the Independent Directors shall elect from their membership one director to be chairman, whose term shall be annual, but who may not be elected to serve more than four annual terms in succession. The chairman shall preside at all meetings of Independent Directors and, in addition, shall have the following special duties and responsibilities:

    (1)        to confer with the chief executive officer in advance of each board meeting to assure that (i) the board agenda contains those items that the Independent Directors believe are important to their understanding and evaluation of the Company and its affairs, and (ii) the information provided to and presentations made to the board, and other communications are in keeping with the board’s needs and wishes; and

    (2)        to be available to call meetings of the Independent Directors whenever he or she deems appropriate, and generally to be a focal point for Board discussion on any subject where a board member believes the chief executive officer would not be the appropriate person to call such meeting.

Section 8. Limitation on Liability. A director shall not be personally liable for monetary damages for any action taken on or after January 27, 1987, or for the failure to take any action on or after the date, unless (i) the director has breached or failed to perform the duties of his office under Section 8363 of the Pennsylvania Directors’ Liability Act (Act 145 of 1986, P.L. 1458), relating to standard of care and justifiable reliance, and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The provisions of this Section 6 shall not apply to (i) the responsibility or liability of a director pursuant to any criminal statute, or (ii) the liability of a director for the payment of taxes pursuant to local, state or federal law. Any repeal or modification of any provision of this Section 8 of Article II shall be prospective only and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

ARTICLE III

OFFICERS

Section 1. Election. At its first meeting after each annual meeting of shareholders, the board of directors shall elect a chairman, a president, a treasurer, a secretary, a controller and such other officers as it deems advisable. Any two or more offices may be held by the same person.

Section 2. Chairman. The chairman shall preside at all meetings of the board and of the shareholders. In the absence of the chairman, a director selected by a majority of the board shall discharge the duties of the chairman.

Section 3. President. Except as the board of directors may otherwise prescribe by resolution, the president shall be the chief executive officer of the Company and shall have general supervision over the business and operations of the Company and may perform any act and execute any instrument or other papers for the conduct of such business and operations.

Section 4. Other Officers. The duties and powers of the other officers shall be those usually related to their offices or as may be designated by the president, except as otherwise prescribed by resolution of the board of directors.

Section 5. General. In the absence of the president, the chairman, or any other officer or officers designated by the board shall exercise the powers and perform the duties of the president. The president, or any officer or employee authorized by him, may appoint, remove or suspend agents or employees of the Company, other than officers appointed by the Board, and may determine their duties and compensation.

ARTICLE IV

INDEMNIFICATION

Section 1. Right to Indemnification. The Company shall indemnify to the extent not prohibited by applicable law, any person who was or is a party (which shall include for purposes of this Article IV the giving of testimony or similar involvement) or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including an employee benefit plan, against any liability, penalty, damages, excise tax assessed with respect to an employee benefit plan, costs, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the Company. The board of directors may, and on request of any such person shall be required to, determine in each case whether applicable law prohibits indemnification, or such determination shall be made by independent legal counsel if the board so directs or if the board is not empowered by law to make such determination. If there has been a change in control (as such term is used in Item 6(a) of Schedule 14A promulgated by the Securities and Exchange Commission under the Exchange Act of the Company between (1) the time of the action or failure to act giving rise to the claim for indemnification and (2) the time such claim is made, at the option of the person seeking indemnification the permissibility of indemnification shall be determined by independent legal counsel selected jointly by the Company and the person seeking indemnification. The fees and expenses of such counsel shall be paid by the Company. The obligations of the Company to indemnify a director, officer, employee or agent under this Article IV, including the duty to advance expenses, shall be a contract between the Company and such person, and no modification or repeal of any provision of this Article IV shall affect, to the detriment of the director, officer, employee or agent such obligations of the Company in connection with a claim based on any act or failure to act occurring before such modification or repeal.

Section 2. Advancement of Expenses. Expenses (including attorney’s fees) incurred in defending an action, suit or proceeding referred to in this Article IV shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in this Article IV or otherwise.

Section 3. Indemnification Not Exclusive. The indemnification and advancement of expenses provided by this Article IV shall not be deemed exclusive of any other right to which one indemnified may be entitled under any agreement, vote of shareholders or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office, and shall inure to the benefit of the heirs, executors and administrators of any such person.

Section 4. Insurance, Security and Other Indemnification. The board of directors shall have the power to (a) authorize the Company to purchase and maintain, at the Company’s expense, insurance on behalf of the Company and others to the extent that power to do so has not been restricted by applicable law, (b) create any fund of any nature, whether or not under the control of a trustee, or otherwise secure in any manner any of its indemnification obligations and (c) give other indemnification to the extent not prohibited by applicable law.

ARTICLE V

CERTIFICATES OF STOCK

Section 1. Share Certificates. Every shareholder of record shall be entitled to a share certificate representing the shares held by him. Every share certificate shall bear the corporate seal and the signature (which may be a facsimile signature) of the chairman, president or a vice president and the secretary or an assistant secretary or treasurer of the Company.

Section 2. Transfers. Shares of stock of the Company shall be transferable on the books of the Company only by the registered holder or by duly authorized attorney. A transfer shall be made only upon surrender of the share certificate.

ARTICLE VI

CERTAIN MATTERS RELATING TO

PENNSYLVANIA ACT NO. 36 OF 1990

        In accordance with the provisions of Section 2571(b)(2)(i) of the Pennsylvania Associations Code, as amended, Subchapter H, Disgorgement by Certain Controlling Shareholders Following Attempts to Acquire Control, of Chapter 25 of the Pennsylvania Associations Code shall not be applicable to the Company.

ARTICLE VII

AMENDMENTS

        Except as restricted by applicable law, the authority to adopt, amend and repeal the bylaws of the Company is expressly vested in the board of directors, subject to the power of the shareholders to change such action. These bylaws may be changed at any regular or special meeting of the board of directors by the vote of a majority of all the directors in office.